EXHIBIT 23(A)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Texas Utilities Company on Form S-3 of our report dated March 5, 1999, appearing in the Texas Utilities Company Annual Report on Form 10-K for the year ended December 31, 1998 and to the reference to us under the heading "Experts and Legality" in the Prospectus which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
May 24, 1999